PRO FINANCIAL HOLDINGS, INC

2007 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

1. PURPOSE

The purpose of Pro Financial Holdings, Inc.’s (“ProFinancial” or the “Company”) 2007 Non-Employee Directors’ Stock Option Plan (“Directors’ Plan”) is to advance the interests of the Company, its wholly owned subsidiary ProBank (the “Bank”), and its shareholders by providing the directors of the Company and the Bank, upon whose judgment, initiative and oversight the successful conduct of the business of the Company depends, with an additional incentive to serve as a director of the Company or the Bank, as well as to attract people of experience and ability to serve as Directors in the future.

2. DEFINITIONS

(a)	“Board of Directors” means the Board of Directors of the Company.

(b)	“Award” means an Award of Non-Statutory Stock Options granted under the provisions of the Directors’ Plan.

(c)	“Committee” means the Compensation Committee of the Board of Directors.

(d)	“Directors’ Plan Year or Years” means a calendar year or years commencing on or after January 1, 2007.

(e)	“Date of Grant” means the actual date on which an Award is granted by the Committee.

(f)	“Common Stock” means the common stock of the Company, par value, $0.01 per share.

(g)
“Fair Market Value” means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on the day prior to such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon. If the Common Stock is not traded on a national market reported by the National Association of Securities Dealers Automated Quotation System, the Fair Market Value means the average of the closing bid and ask sale prices on the last previous date on which a sale is reported in an over-the-counter transaction. In the absence of an arms length transaction during such 90 days, Fair Market Value means the book value of the common stock or the adjusted price per share at which the Company last sold common stock to its shareholders multiplied by the quotient obtained when the book value at the end of the last quarter preceding the grant is divided by the book value after the closing of the offering, whichever is higher.

(h)
“Termination for Cause” means the termination upon an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Company or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued to the Company.

(i)	“Participant” means a director of the Company or the Bank chosen by the Committee to participate in the Directors’ Plan.

(j)
“Change in Control” of the Company means: (i) the acquisition by any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act in effect on the date first written above), directly or indirectly, or acting through one or more other persons, of ownership, control or the power to vote 25% or more of any class of the then outstanding voting securities of the Company; or (ii) ) the acquisition by any person of the ability to control in any manner the election of the directors of the Company.

(k)	“Date of Affiliation” means the date on which a director was first elected or appointed to the Board of Directors.

(l)	“Vest” means the right to exercise an option in whole or in part during some specified period of time.

3. ADMINISTRATION

The Directors’ Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee is authorized, subject to the provisions of the Directors’ Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Directors’ Plan and to make whatever determinations and interpretations in connection with the Directors’ Plan it deems as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Directors’ Plan and on their legal representatives and beneficiaries.

4. STOCK SUBJECT TO THE DIRECTORS’ PLAN

Subject to adjustment as provided in Section 10 herein, the maximum number of shares reserved for issuance under the Directors’ Plan is _____,000. To the extent that options granted under the Directors’ Plan are exercised, the shares covered will be unavailable for future grants under the Directors’ Plan; to the extent that options granted under the Directors’ Plan terminate, expire or are canceled without having been exercised, new Awards may be made with respect to these shares.

6. ELIGIBILITY

The Directors of the Company and/or the Bank, except for those directors which are salaried officers of the Company or the Bank, shall be eligible to receive Non-Statutory Stock Options under the Directors’ Plan. The maximum number of options a participant shall be eligible to be awarded shall be __________ option shares.

7. NON-STATUTORY STOCK OPTIONS

The Committee may, from time to time, grant Non-Statutory Stock Options to eligible directors. Non-Statutory Stock Options granted under this Directors’ Plan are subject to the following terms and conditions:

(a)
Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Statutory Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date the option is granted or $10.00 per share whichever is higher. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made in cash or by check.

(b)
Terms of Options. The term during which each Non-Statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-Statutory Stock Option be exercisable in whole or in part in more than 10 years from the Date of Grant.

(c)
Vesting. The Committee shall determine the date on which each Non-Statutory Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee, in its sole discretion may accelerate the time at which any Non-Statutory Stock Option may be exercised in whole or in part. Notwithstanding the above, in the event of a Change in Control of the Company, or the death of a participant, all Non-Statutory Stock Options shall become immediately exercisable.

(c)
Termination of Service. Upon the termination of a director’s service for any reason other than disability, death or Termination for Cause, his Non-Statutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by him at the date of termination but only for a period of three months following termination, provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term. In the event of Termination for Cause, all rights of the terminated director under his Non-Statutory Stock Options shall expire upon termination. Upon termination of a director’s service due to normal retirement, all Non-Statutory Stock Options held by such director, whether or not exercisable at such time, shall be exercisable for a period of three (3) months following the date of his normal retirement. In the event of the death or disability of any director, all Non-Statutory Stock Options held by the director, whether or not exercisable at such time, shall be exercisable by the director or his legal representatives or beneficiaries for one year following the date of his death or cessation of service due to disability, provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term.

8. RIGHTS OF AN OPTION HOLDER: NONTRANSFERABILITY

An optionee shall have no rights as a shareholder with respect to any shares covered by a Non-Statutory Stock Option until the date of issuance of a stock certificate for such shares. Nothing in this Directors’ Plan or in any Award granted confers on any person any right to continue as a director of the Company or to continue to perform services for the Company.

No Award under the Directors’ Plan shall be transferable by the optionee other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the optionee, or by a guardian or legal representative. No such transfer of the Award by the Participant by will, or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and such other evidence as the Committee administering the Directors’ Plan may deem necessary or desirable to establish the validity of the transfer. The Award shall not be pledged, hypothecated, sold, assigned, transferred or otherwise encumbered or disposed of except as provided herein. Any purported pledge, hypothecation, sale, assignment, transfer or other encumbrance or disposition of the Award contrary to the provisions hereof shall be null and void and without effect. The levy of any execution, attachment, or similar process upon the Award shall be null and void and without effect.

9. CALL PROVISION

In the event the capital of the Company or its wholly owned subsidiaries falls below minimum requirements, as determined by its primary state or federal regulator, then the Board of Directors may call any or all of the options granted and outstanding under this Directors’ Plan. Such call shall be in writing (“Notice”) and shall provide that the option holder shall have 45 days to exercise the option or forfeit all rights thereunder. Any options called but not exercised shall expire 45 days from the date of such Notice and rights thereunder shall terminate.

10. AGREEMENT WITH GRANTEES

Each Award of options will be evidenced by a written agreement, executed by the Participant and the Company which describes the conditions for receiving the Awards including the date of Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Board of Directors or applicable securities law.

11. DESIGNATION OF BENEFICIARY

A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any stock option Award to which he would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then his estate will be deemed to be the beneficiary.

12. DILUTION AND OTHER ADJUSTMENTS

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

(a)	adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Directors’ Plan;

(b)	adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Directors’ Plan; or

(c)	adjustments in the purchase price of outstanding Incentive and/or Non-Statutory Stock Options.

(d)	No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

13. WITHHOLDING

There will be deducted from each distribution of cash and/or Common Stock under the Directors’ Plan the amount of tax required to be withheld by any governmental authority, if any.

14. AMENDMENT OF THE DIRECTORS’ PLAN

The Board of Directors may at any time, and from time to time, modify or amend the Directors’ Plan in any respect; provided however, that if necessary to continue to qualify the Directors’ Plan under the Securities and Exchange Commission Rule 16(b)3, shareholder approval would be required for any such modification or amendments which:

(a)	increases the maximum number of shares for which options may be granted under the Directors’ Plan (subject, however, to the provisions of Section 13 hereof);

(b)	reduces the exercise price at which Awards may be granted;

(c)	extends the period during which options may be granted or exercised beyond the times originally prescribed; or

(d)	changes the persons eligible to participate in the Directors’ Plan.

Failure to ratify or approve amendments or modifications to Subsections (a) through (d) of this Section by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Directors’ Plan will remain in full force and effect.

No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

15. EFFECTIVE DATE OF DIRECTORS’ PLAN

The Directors’ Plan shall be adopted by the Board of Directors and shall become effective upon such date of adoption, or other date as determined by the Board. Following the Effective Date of the Directors’ Plan, the Directors’ Plan shall be submitted to shareholders for approval. If the Directors’ Plan shall not be approved by shareholders the Directors’ Plan and any Awards granted thereunder shall be null and void.

16. TERMINATION OF THE DIRECTORS’ PLAN

The right to grant Awards under the Directors’ Plan will terminate upon the earlier of ten (10) years after the Effective Date of the Directors’ Plan or the issuance of Common Stock or the exercise of options or related rights equaling the maximum number of shares reserved under the Directors’ Plan as set forth in Section 5. The Board of Directors has the right to suspend or terminate the Directors’ Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

17. APPLICABLE LAW

The Directors’ Plan will be administered in accordance with the laws of the State of Florida.

Adopted this ____ day of ___________, 2007 by the Company’s Board of Directors.

Chairman

Adopted this ____ day of ___________, 2007 by the Company’s Shareholders.

B. Bryan Robinson, President